Exhibit 10.5

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TRADEMARK LICENSE AGREEMENT

August 8, 2012

This Trademark License Agreement (“Agreement”) is made between Sears, Roebuck and Co., a New York corporation located at 3333 Beverly Road, Hoffman Estates, IL 60179 (“Sears”), and Sears Hometown and Outlet Stores, Inc., located at 3333 Beverly Road Hoffman Estates, Illinois 60179 (“SHO”).

WHEREAS, Sears has a license to use (and to further sublicense the use of) the SEARS trademark (the “Licensed Trademark”);

WHEREAS, Sears has a license to use (and further sublicense the use of) the searshometownandoutlet.com, ownasearsstore.com, searssho.com, and sears-sho.com domain names (collectively the “Domain Names”);

WHEREAS, SHO wishes to use the Licensed Trademark as part of SHO’s corporate name; and

WHEREAS, SHO wishes to use the Domain Names to promote the businesses of Sears Authorized Hometown Stores, LLC (“SAHS”), Sears Outlet Stores, L.L.C. (“Outlet Stores”) and Sears Home Appliance Showrooms, LLC (“SHAS”, together with SAHS and Outlet Stores, the “Businesses”);

THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Duration. The term of this Agreement will begin immediately following the “Rights Closing Effective Time” specified in the Separation Agreement (the “Separation Agreement”) to be executed and delivered by SHO and Sears Holdings Corporation (the date on which the Rights Closing Effective Time occurs, the “Effective Date”) and will end, unless terminated earlier, at 5:00 p.m. (Central Time) on the 17th anniversary of the Effective Date (the “Term”). The calendar day that becomes the Effective Date will be inserted on Appendix 1 after the Effective Date has occurred.

2. Grant of License to Sears Name. Sears hereby grants to SHO a royalty-free license to use the Licensed Trademark as part of the corporate name Sears Hometown and Outlet Stores, Inc. (the “Corporate Name”) in the United States and to promote the Businesses. SHO shall not use the Licensed Trademark for any purpose other than for use in the Corporate Name and promotion of the Businesses without prior written consent of Sears.

3. Grant of License to the Domain Names. Sears hereby grants to SHO a royalty-free, fully-paid up license to use the Domain Names solely to promote the Businesses.

4. Sears’ Representations and Warranties. Sears represents and warrants that: (a) it has a license to use (and further sublicense the use of) the Licensed Trademark and the Domain

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Names; (b) to the best of its knowledge neither the Licensed Trademark nor any Domain Name infringes the intellectual property rights of any third party; and (c) it has the full authority to grant SHO the rights described herein.

5. Compliance with Laws. SHO shall comply with all applicable laws, regulations, standards and decrees of any governmental authorities in connection with its performance under this Agreement, including but not limited to commercial electronic mail communication laws and export control and anti-boycott laws, and shall obtain all governmental approvals, permits, licenses and other authorizations necessary or appropriate for SHO to perform its obligations under this Agreement.

6. Ownership. SHO recognizes the ownership of the Licensed Trademark and the Domain Names by Sears Brands, L.L.C. (“Sears Brands”). Nothing contained in this Agreement shall be construed as an assignment or grant to SHO of any right, title or interest in the Licensed Trademark or any Domain Name. SHO’s use of the Licensed Trademark and the Domain Names shall inure to the benefit of Sears Brands. SHO shall not represent that SHO has any right, title or interest in and to the Licensed Trademark or the Domain Names or that Sears is a sponsor, partner or co-venturer of SHO.

7. Quality. SHO acknowledges that if the products or services offered by it are of inferior quality, design, material or workmanship, the substantial goodwill associated with the Licensed Trademark and the Domain Names will be impaired. Accordingly, all products and services offered by SHO shall be of such quality and of such style and appearance as is reasonably necessary to maintain the substantial goodwill associated with the Licensed Trademark and the Domain Names. The Products (as defined in the Merchandising Agreement dated August 8, 2012 between SHO and Sears, among others (the “Merchandising Agreement”)) shall be deemed to meet the standards prescribed in the preceding sentence.

8. Confidentiality. In connection with this Agreement, Sears and SHO each may have access to confidential information made available by the other. Each party shall protect such confidential information in the same manner as it protects its own confidential information of like kind, and shall not disclose or use such confidential information, except as necessary for performance of this Agreement; provided, however, that this provision shall not apply to: (a) information previously known to the receiving party; (b) information which is or has become available to the public in general through no fault of or breach of an agreement by the receiving party; (c) information received from a third party not subject to any confidentiality obligations; or (d) information which is independently developed by the receiving party.

9. Indemnification.

(a) Indemnification by Sears. Sears shall indemnify and hold harmless SHO from and against any and all third party claims, losses, liabilities, damages, penalties, costs or out-of-pocket expenses (including reasonable attorneys’ fees) asserted against or incurred by SHO and arising out of or resulting from any breach by Sears of this Agreement.

(b) Indemnification by SHO. SHO shall indemnify and hold harmless Sears and its Affiliates, partners, officers, directors, shareholders, employees, agents, representatives,

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successors and assigns (collectively, the “Sears Indemnified Parties”), from and against any and all third party claims, losses, liabilities, damages, penalties, costs or out-of-pocket expenses (including reasonable attorneys’ fees) asserted against or incurred by the Sears Indemnified Parties and arising out of or resulting from any breach by SHO of this Agreement. “Affiliates” means any entity that, at the applicable time, directly or indirectly controls, is controlled with or by or is under common control with, a party. Notwithstanding the foregoing, only subsidiaries of Sears Holdings Corporation shall be deemed to be Affiliates of Sears for purposes of this Agreement.

10. No Implied Warranties; Limitation of Liability.

(a) Disclaimer of Warranty. Except as expressly set forth herein (and except as may be required by law), Sears expressly disclaims all representations and warranties, expressed or implied, in connection with the Licensed Trademark and the Domain Names and this Agreement, including, without limitation, the implied warranties of merchantability and fitness for a particular purpose. All materials provided hereunder are provided “as is” and “with all faults.”

(b) Limitation of Liability. Sears shall not be liable to SHO or its Affiliates, directors, officers, customers or employees for any indirect, special, consequential, incidental, or punitive damages, losses, or expenses (including, without limitation, lost or anticipated revenues, profits, or savings relating to the same) arising from any claim relating directly or indirectly to this Agreement, whether a claim for such damages is based on warranty, contract, tort (including, without limitation, negligence or strict liability), even if an authorized representative of Sears has been advised of the likelihood or possibility of the same.

11. Infringement. SHO shall advise Sears within a reasonable period of time of any infringement of the Licensed Trademark or any Domain Name of which it becomes aware. In any action instituted by Sears for claims relating to infringement, dilution or disparagement of the Licensed Trademark or any Domain Name, SHO agrees to cooperate with Sears at Sears’ expense.

12. Sublicensing. SHO shall not sublicense the rights licensed by Sears to SHO under this Agreement without Sears’ prior written consent, which Sears may withhold in its sole discretion.

13. Termination.

(a) Sears may terminate this Agreement effective immediately upon 10-days’ advance written notice to SHO if SHO for 12 consecutive months has not conducted business using the Corporate Name.

(b) Subject to the next sentence, Sears or SHO may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

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(c) Sears may terminate this Agreement effective immediately upon 10-days’ advance written notice to SHO if a Stockholding Change occurs. “Stockholding Change” means the occurrence of any transaction or event, whether voluntary or involuntary, that results in a Sears Competitor becoming, or as a consequence of which a Sears Competitor becomes, directly or indirectly, at any time after the date of this Agreement and by whatever means, the beneficial owner of more than 50% of the total voting power of outstanding securities entitled to vote in, or carrying the right to direct the voting with respect to, directly or indirectly and by whatever means the election of the board of directors of SHO or any of its subsidiaries. “Sears Competitor means, solely for purposes of this Agreement and for no other purpose, Amazon.com, Inc., Best Buy Co., Inc., hhgregg, Inc., The Home Depot, Inc., Lowe’s Companies, Inc., Target Corporation, Tractor Supply Co., Wal-Mart Stores, Inc., each other retailer that competes in any material respect with Sears’ major home appliance business or Sears’ power lawn and garden business, and the Sears Competitor Affiliates of each of them. “Sears Competitor Affiliates” means each individual or entity that directly or indirectly, and by whatever means, controls, is under common control with, or is controlled by, a Sears Competitor.

(d) Sears or SHO may terminate this Agreement (whichever party is entitled to terminate, the “Terminating Party”) effective immediately upon 30-days’ advance written notice to the other party if (i) the Terminating Party or any of its Affiliates terminates the Separation Agreement as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Separation Agreement, (ii) the Terminating Party or any of its Affiliates terminates any of the License Agreements in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the License Agreement, (iii) the Terminating Party or any of its Affiliates terminates the Merchandising Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Merchandising Agreement, or (iv) the Terminating Party or any of its Affiliates terminates the Shop Your Way Rewards Retail Establishment Agreement dated August 8, 2012 between SHO and Sears Holdings Management Corporation (the “SYW Agreement”) in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the SYW Agreement. “License Agreements” means the following, each dated August 8, 2012: the Store License Agreement between Outlet Stores and Sears; the Store License Agreement between SHAS and Sears; and the Store License Agreement between SAHS and Sears.

(e) If SHO does not elect to extend the Term of the Merchandising Agreement for the First Renewal Period or the Second Renewal Period (as those terms are defined in the Merchandising Agreement), Sears may terminate this Agreement effective immediately upon 10-days’ advance written notice to SHO.

14. Cessation of Use. Upon expiration or termination of this Agreement, SHO shall immediately amend the Corporate Name to remove the Licensed Trademark and record such amendment with the appropriate authorities. Upon expiration or termination of the Agreement,

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SHO shall not use any trademark, trade name, corporate name and/or domain name containing the Licensed trademark or any trademark, trade name, corporate name and/or domain name confusingly similar to the Licensed Trademark.

15. Waiver. No waiver of any of the terms of this Agreement shall be valid unless it is in writing. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of any subsequent breach or default, whether of the same or similar nature.

16. Notice. All notices, demands, or other communications given or made under this Agreement shall be in writing and shall be effective: (a) upon delivery if delivered in person; (b) five business days after mailing if delivered by registered mail, addressed to the recipient, postage pre-paid with return receipt requested; (c) if given or made by fax, when dispatched subject to receipt of a machine-printed confirmation of error-free dispatch; and (d) upon transmission if sent via electronic mail, provided that a confirmation copy is sent via express mail or overnight courier service and confirmation of such delivery is received. Such notices, demands or other communications shall be sent to each party at the mailing addresses or facsimile numbers indicated below:

If to Sears:	Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn: Senior Vice President-Finance
Facsimile: (847) 286-2735

With a copy to:	Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn: General Counsel
Fax: (847) 286-2471

If to SHO:	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn: Senior Vice President and Chief Operating Officer
Fax: (847) 286-7838

With a copy to:	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn: General Counsel

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17. License Operating Committee; Dispute Resolution; Mediation.

(a) License Operating Committee. Sears and SHO shall form a committee (the “License Operating Committee”) that shall address all day-to-day operational and other issues that may arise with respect to this Agreement and all Disputes (as defined in Section 17(b)(ii) below). The License Operating Committee shall discuss all of these issues and shall attempt to resolve informally all Disputes in accordance with Section 17(b). The License Operating Committee shall consist of three employees of each party as designated by the party. The initial employee designees are listed on Appendix 17(a). Each party may replace one or more of its designees at any time upon notice to the other Party. Each party shall promptly fill all of its License Operating Committee vacancies as they arise by notice to the other party. Unless the members of the License Operating Committee unanimously agree otherwise, the License Operating Committee shall meet at least once every calendar month during the Term on the dates determined by the members of the License Operating Committee. If the members of the License Operating Committee cannot agree on a date or a time for a particular monthly meeting the meeting shall occur at 1:00 p.m. Central Time on the second Thursday of the month at the offices of SHC, 3333 Beverly Road, Hoffman Estates, IL 60179 B6-D. At all times one of the members of the License Operating Committee shall serve as the License Operating Committee’s Chairperson. The Chairperson shall rotate among the License Operating Committee members on a monthly basis. The initial Chairperson is listed on Appendix 17(a) and the other License Operating Committee members each shall serve thereafter as Chairperson, on a monthly basis, rotating between Sears’ members and SAHS’s members. The Chairperson (i) shall request that License Operating Committee members provide meeting agenda items and (ii) shall distribute to members, at least two business days in advance of each License Operating Committee meeting, an agenda for the meeting. The License Operating Committee shall constitute the License Operating Committee for all purposes of the License Agreements and shall function accordingly.

(b) Dispute Resolution.

(i) License Operating Committee’s Attempt to Resolve Dispute. If a Dispute arises, neither party may cease to perform any of its obligations in this Agreement in accordance with their terms or take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 17(b)(iii), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the License Operating Committee and (ii) complied with the terms and conditions of this Section 16. At the first monthly meeting of the License Operating Committee following the delivery of the Dispute Notice (the “Dispute Resolution Meeting”) the License Operating Committee shall attempt to resolve all of the Disputes that are the subject of the Dispute Notice. Each party shall cause its designees on the License Operating Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the 10th calendar day following the Dispute Resolution Meeting the License Operating Committee has not resolved all of the Disputes (the “Resolution Failure Date”) the parties shall proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 17(b)(iii).

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(ii) Dispute Defined. Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between (A) on the one hand, SHO or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, and (B) on the other hand, Sears or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a party’s performance, or failure to perform, one or more of its obligations in this Agreement. Disputes do not include claims, controversies, disputes or disagreements with respect to compliance with Section 6, Section 11 or payment obligations with respect to amounts due in accordance with the terms and conditions of this Agreement that are not reasonably in dispute.

(iii) Mediation of Unresolved Disputes. Sears and SHO shall in good faith attempt to resolve all Unresolved Disputes by non-binding mediation. Sears and SHO shall negotiate in good faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 15th day following the Resolution Failure Date Sears and SHO have been unable to settle an Unresolved Dispute the obligations of Sears and SHO in this Section 17 shall end with respect to the Unresolved Dispute.

18. Injunctive Relief. Each party acknowledges that any breach by a party of this Agreement may cause the non-breaching party and its Affiliates irreparable harm for which the non-breaching party and its Affiliates have no adequate remedies at law. Accordingly, each party and its Affiliates, without complying with Section 17(b)(iii) and without the necessity to post a bond or other security, are entitled to seek injunctive relief for any such breach in any state or federal court in Chicago, Illinois, USA, and each party consents to the exclusive jurisdiction and venue in the state and federal courts in Chicago, Illinois, USA for injunctive relief purposes. Each party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction.

19. Status of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties. Neither party shall by virtue of this Agreement have the power to control the activities and operations of the other.

20. Assignment. The license granted in this Agreement is personal to SHO and may not be assigned by SHO without the prior written consent of Sears.

21. Force Majeure. Neither party shall be liable or responsible hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

22. Survival. The rights and obligations contained in Sections 4, 5, 6, 8, 9, 10, 11, 14, 17, 25 and 18 shall survive any termination or expiration of this Agreement, in addition to any provisions which by their nature should, or by their express terms do, survive or extend beyond the termination or expiration of this Agreement.

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23. Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

24. Entire Agreement. Except as provided in the Separation Agreement and the Ancillary Agreements (as defined in the Separation Agreement but excluding this Agreement), this Agreement contains the entire understanding of the parties. There are no representations, warranties, promises, covenants or undertakings other than those contained in this Agreement. No changes, amendments or modifications of this Agreement are valid or binding upon the parties unless made in writing and manually signed by a duly authorized representative of each party.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of the Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Facsimile, scanned or photocopy signatures shall be deemed original signatures.

26. Good Faith and Fair Dealing. Sears and SHO each shall exercise Good Faith in the performance of its obligations in this Agreement. “Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with applicable law.

27. Condition Precedent to the Effectiveness of this Agreement. This Agreement shall not become effective until it has been approved by the Audit Committee of the Board of Directors of Sears Holdings Corporation.

29. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed by, the federal laws of the United States, including but not limited to the Lanham Act, and the internal laws of the State of Illinois, other than its conflict of laws principles and the Illinois Franchise Disclosure Act. This Agreement shall not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Jurisdiction. Each of the Parties submits, for itself and its property, to the exclusive jurisdiction of all Illinois state courts and federal courts of the United States of America sitting in Cook County, Illinois, and all appellate courts to each thereof, in all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of all judgments relating thereto, and each of the Parties (i) shall commence all such actions and proceedings only in such courts, (ii) shall cause all claims in respect of all such actions and proceedings to be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, all objections that it may now or hereafter have to the laying of venue of all such actions and proceedings in any such Illinois state or federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such actions and proceedings in all such Illinois state and federal courts. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 16. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

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(c) Waiver of Jury Trial. Each Party acknowledges that each controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (i) it understands and has considered the implications of such waivers, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 29.

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SEARS, ROEBUCK AND CO. By Sears Holdings Management Corporation, its Agent

By:	/s/ William Phelan
William Phelan
Senior Vice President-Finance

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ W. Bruce Johnson
W. Bruce Johnson
Chief Executive Officer and President

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APPENDIX 1

TO LICENSE AGREEMENT

EFFECTIVE DATE

The Effective Date referred to in Section 1 is September     , 2012.

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APPENDIX 17(a)

TO LICENSE AGREEMENT

SHO LICENSE OPERATING COMMITTEE

SHO

Keri Durkin

Brandon Gartman

Guy Reda

Sears

Roger Teal

Timothy Hickey

Andrew Stein

Initial Chairperson: Roger Teal